Exhibit 10.18

PFF BANCORP, INC.

AMENDED AND RESTATED

TERMINATION AND CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED AGREEMENT is made effective as of                                          by and between PFF Bancorp, Inc. (the “Holding Company”), a corporation organized under the laws of the State of Delaware, with its principal administrative office at 9337 Milliken Avenue, Rancho Cucamonga, California 91729, and                  (“Executive”). Any reference to Bank or Institution herein shall mean PFF Bank & Trust or any successor thereto.

WHEREAS, the Holding Company recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive’s position therewith for the period provided in this Agreement; and

WHEREAS, Executive has agreed to serve in the employ of the Holding Company or its subsidiaries.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1. TERM OF AGREEMENT.

The term of the PFF Bancorp, Inc. Amended and Restated Termination and Change in Control Agreement (the “Agreement”) shall be deemed to have commenced as of the date first above written and shall continue for a period of twenty-four (24) full calendar months thereafter. Commencing on the date of this Agreement, the term of this Agreement shall be extended for one day each day until such time as the Board of Directors of the Holding Company (“Board”) or Executive elects not to extend the term of the Agreement by giving written notice to the other party in accordance with Section 5 of this Agreement, in which case the term of the Agreement shall be fixed and shall end on the second anniversary of such notice.

2. CHANGE IN CONTROL.

a) Upon the occurrence of a Change in Control of the Bank or the Holding Company (as herein defined) the provisions of Section 3 shall apply.

b) For purposes of this Agreement, a “Change in Control” of the Bank or Holding Company shall mean any of the following events:

(i) the occurrence of any event (other than an event described in Section 2(b)(iii)(A)) upon which any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan maintained for the benefit of employees of the Holding Company; (B) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (C) any group constituting a person in which employees of the Holding Company are substantial members, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities issued by the Holding Company representing 20% or more of the combined voting power of all of the Holding Company’s then outstanding securities, excluding any securities purchased by the Holding Company’s employee stock ownership plan and trust;

(ii) the occurrence of any event upon which the individuals who on the date this Agreement is executed are members of the Board, together with individuals whose election by the Board or nomination for election by the Holding Company’s shareholders was approved by the affirmative vote of at least three-quarters of the members of the Board then in office who were either members of the Board on the date this Agreement is executed or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the members of the Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Holding Company;

(iii) the consummation of either:

(A) a merger or consolidation of the Holding Company with any other corporation, other than a merger or consolidation following which both of the following conditions are satisfied:

(I) either (1) the members of the Board of the Holding Company immediately prior to such merger or consolidation constitute at least a majority of the members of the governing body of the institution resulting from such merger or consolidation; or (2) the shareholders of the Holding Company own securities of the institution resulting from such merger or consolidation representing 80% or more of the combined voting power of all such securities of the resulting institution then outstanding in substantially the same proportions as their ownership of voting securities of the Holding Company immediately before such merger or consolidation; and

(II) the entity which results from such merger or consolidation expressly agrees in writing to assume and perform the Holding Company’s obligations under this Agreement; or

(B) a plan of complete liquidation of the Holding Company or an agreement for the sale or disposition by the Holding Company of all or substantially all of its assets;

(iv) the occurrence of an event which would require the Holding Company to report a response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Exchange Act;

(v) the occurrence of an event which would result in a Change in Control of the Institution within the meaning of the Home Owners’ Loan Act of 1933 and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”), as in effect on the date hereof (provided that in applying the definition of change in control as set forth in the Rules and Regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or

(vi) any event that would be described in Section 2(b)(i), (ii), (iii) or (iv) if the term “Institution” were substituted for the term “Holding Company” therein.

c) Executive shall not have the right to receive termination benefits pursuant to Sections 3 or 4 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him or her a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of the Bank at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him or her, together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than thirty (30) days from the date of notice during which period Executive may be suspended with pay), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits provided hereunder for any period after the Date of Termination for Cause. During the period beginning on the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company or any subsidiary or affiliate thereof vest. At the Date of Termination for Cause, such stock options and related limited rights and any such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3. CHANGE IN CONTROL TERMINATION BENEFITS.

a) Subject to Section 19 hereof, upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his or her employment at any time within ninety (90) days following the Change in Control. Upon Executive’s termination in the event of a Change in Control following: (1) Executive’s voluntary termination pursuant to this Section, or (2) Executive’s dismissal within ninety (90) days of the Change of Control, unless such termination is due to Termination for Cause, as defined in Section 2(c) hereof, the Holding Company shall pay Executive, or in the event of Executive’s subsequent death, his or her beneficiary or beneficiaries, or his or her estate, as the case may be, an immediate lump sum equal to two (2) times Executive’s average annual compensation for the three (3) preceding taxable years with such compensation to be paid no later than thirty (30) days following the termination event, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii); provided, however, that such benefits paid on account of Executive’s termination due to a Change in Control are paid no later than twenty (20) days following the later of the end of the taxable year of Executive, Holding Company or Bank in which the termination event occurs, and in order to accommodate this payment timing, the ninety (90) day period referenced in this Section 3(a), will be shortened as necessary. Such annual compensation shall include any base salary, commissions, bonuses, the value of employer-derived contributions credited to the accounts of Executive (vested or unvested) under any pension, 401(k), employee stock ownership and profit sharing plan, severance payments, directors or committee fees and fringe benefits paid or to be paid to Executive during such years. If Executive shall have worked less than three (3) taxable years, then the average shall be computed as an average of the number of years worked by Executive. Similarly, if Executive shall have worked for any portion of a taxable year in the three (3) preceding taxable years, then annual compensation for such year shall be annualized. Executive shall also be entitled to (i) the portion, if any, of the compensation earned by Executive through the date of the termination of his employment with the Bank and Holding Company which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days following the termination event, as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii) and (ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Holding Company and the Bank for their officers and employees with such payment to be made within thirty (30) days following the termination event, as defined in Treasury Regulation 1.409A-1(h)(ii). Such payments shall not be reduced in the event Executive obtains other employment following termination of employment. In the event the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank’s capital to be reduced below its minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed by Executive’s voluntary termination pursuant to Section 3(a) or involuntary termination of employment, other than for Termination for Cause, death or retirement, the Holding Company shall cause to be continued life, medical and disability coverage substantially identical to the coverage maintained by the Bank or Holding Company for Executive prior to his or her severance at no premium cost to Executive. Such coverage and payments shall cease upon the expiration of twenty-four (24) full calendar months from the Date of Termination. In addition, notwithstanding the foregoing, if the provision of any of the benefits covered by this Section 3(b) would trigger the 20% tax and interest penalties under Section 409A of the Internal Revenue Code (“Section 409A”), then the benefit(s) that would trigger such tax and interest penalties shall not be provided (collectively, the “Excluded Benefits”), and in lieu of the Excluded Benefits the Holding Company shall pay to Executive, in a lump sum within thirty (30) days following the termination event or within thirty (30) days after such Excluded Benefits determination should it occur after the termination event, a cash amount equal to the economic equivalent (defined as the present value of the full monthly premium cost over the remaining unexpired term using the 120% discount rate of the short-term applicable federal rate as set forth in the IRS Regulations) of such Excluded Benefits.

c) Executive, the Holding Company and the Bank acknowledge that each of the payments and benefits promised to Executive under this Agreement must either comply with the requirements of Section 409A of the Code and the regulations thereunder or qualify for an exception from Section 409A of the Code. To that end, Executive, the Holding Company and the Bank agree that the termination benefits described in Section 3(a) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals) and the benefits described in Section 3(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(a)(5) as amounts not includable in income by virtue of being received under a health plan satisfying Section 105 of the Code or termination benefits exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

4. GENERAL TERMINATION BENEFIT.

Subject to Section 19 hereof, upon the occurrence of an Event of Termination which shall mean the termination by the Holding Company of Executive’s full-time employment, as defined in Treasury Regulation Section 1.409A-1(h)(ii), hereunder for any reason other than death, retirement (as defined in the Bank’s employee handbook) or Termination for Cause governed by Section 2(c) hereof and other than in connection with a Change in Control, the Holding Company shall be obligated to pay Executive, or, in the event of his or her subsequent death, his or her beneficiary or beneficiaries, or his or her estate, as the case may be, Severance Payment in a lump sum, with such payment to be made within thirty (30) days following the termination event, equal to: twenty-six (26) weeks of base salary for each three full or partial years of service to the Bank or Holding Company. Notwithstanding the foregoing, Executive shall be entitled to a minimum Severance Payment of twenty-six (26) weeks due to an Event of Termination and the maximum Severance Payment owed shall be one hundred four (104) weeks. Executive, Holding Company and Bank agree that the termination benefits described in this Section 4 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

5. NOTICE OF TERMINATION.

a) Any purported termination by the Holding Company or by Executive in connection with a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

b) “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, the Holding Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to his annual salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

6. SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Holding Company; provided, however, that no benefits provided under this Agreement shall be duplicative of the benefits provided under the Amended and Restated Termination and Change of Control Agreement between the Bank and Executive of even date herewith.

7. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Holding Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Holding Company or shall impose on the Holding Company any obligation to employ or retain Executive in its employ for any period.

8. NO ATTACHMENT.

a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

9. MODIFICATION AND WAIVER.

a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Holding Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall, to the extent practicable, preserve for Executive the benefit originally afforded pursuant to this Agreement.

b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10. REQUIRED REGULATORY PROVISIONS.

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Holding Company, whether pursuant to this Agreement or otherwise are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

11. TAX INDEMNITY.

a) This Section 11 shall apply if Executive’s employment is terminated upon or following (i) a Change in Control (as defined in Section 2(b) of this Agreement); or (ii) a change “in the ownership or effective control” of the Holding Company or the Bank or “in the ownership of a substantial portion of the assets” of the Holding Company or the Bank within the meaning of Section 280G of the Code. If this Section 11 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution to (or for the benefit of) Executive, it shall be the sole obligation and responsibility of the Holding Company to pay to Executive an amount equal to X, determined under the following formula:

X =	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this Section 11;

FI =	the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 11(a) shall be made to Executive on the earlier of (i) the date the Holding Company, the Institution or any direct or indirect subsidiary or affiliate of the Holding Company or the Institution is required to withhold such tax, (ii) the date the tax is required to be paid by Executive or (iii) within twenty (20) days following the later of the end of the taxable year of Executive, Holding Company or Bank, in which the termination event occurs. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 11 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals (or payments in substitution for payments that qualify as short-term deferrals).

b) Notwithstanding anything in this Section 11 to the contrary, in the event that Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 11(a), Executive or the Holding Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined consistent with the time limitations specified in Section 11(a), an appropriate amount, plus interest, such that the payment made under Section 11(a), when increased by the amount of the payment made to Executive under this Section 11(b) by the Holding Company, or when reduced by the amount of the payment made to the Holding Company under this Section 11(b) by Executive, equals the amount that should have properly been paid to Executive under Section 11(a). The interest paid under this Section 11(b) shall be determined at the rate provided under Section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Executive under this Section 11, Executive shall furnish to the Holding Company a copy of each tax return which reflects a liability for an excise tax payment made by the Holding Company, at least twenty (20) days before the date on which such return is required to be filed with the Internal Revenue Service.

12. SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13. HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

14. GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California but only to the extent not preempted by Federal law.

15. ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16. PAYMENT OF COSTS AND LEGAL FEES.

The Holding Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination of whether Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this Section shall be made only after a determination of the members of the Board (other than Executive, if Executive is a member of the Board, and any other member of the Board to which Executive is related by blood or marriage) that Executive has acted in good faith and that such indemnification payment is in the best interests of the Holding Company.

17. INDEMNIFICATION.

The Holding Company shall provide Executive (including his heirs, executors and administrators) with coverage, while Executive is employed with the Holding Company, as a named insured under any policy or contract of insurance obtained by the Holding Company to insure their directors and officers against personal liability for acts or omissions in connection with their service as an officer or director of the Holding Company or service in other capacities at the Holding Company’s request, or in lieu thereof, and in any event following termination, the Holding Company shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and damages reasonably incurred by him in connection with or arising out of a bona fide action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Holding Company or conducting any service at the Holding Company’s request (whether or not he continues to be a director or officer at the time of incurring such expenses or damages), such expenses and damages to include, but not be limited to judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The coverage provided to Executive under this Section shall be no less than the coverage provided to the other officers or directors of the Holding Company. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 17 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(10) as certain indemnification and liability insurance plans.

18. SUCCESSOR TO THE HOLDING COMPANY.

The Holding Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Holding Company, expressly and unconditionally to assume and agree to perform the Holding Company’s obligations under this Agreement, in the same manner and to the same extent that the Holding Company would be required to perform if no such succession or assignment had taken place.

19. WAIVER OF ALL EMPLOYMENT CLAIMS UPON RECEIPT OF TERMINATION BENEFITS.

As a condition precedent to any obligation of the Bank or the Holding Company to provide any benefit under Sections 3, 4 and 11 to Executive:

Executive hereby waives to the fullest extent possible all local, state or federal law claims against the Bank or the Holding Company arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and at the time Executive becomes eligible for payment of any benefit under this Agreement, Executive shall execute a General Release prepared by the Bank and the Holding Company, a copy of which is attached as Exhibit A hereto releasing all possible local, state or federal law claims Executive may have against the Bank or the Holding Company, their directors, officers, employees and agents through the date of payment of any benefit hereunder, for claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company; and any waiver given shall include a waiver pursuant to California Civil Code Section 1542 of all unknown claims arising during any period of employment, from the employment relationship, other than claims under the various employee benefit plans of the Bank and the Holding Company.

This waiver and General Release to be executed at the time Executive becomes eligible for a benefit under this Agreement, explicitly covers claims under the Age Discrimination in

Employment Act, Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, any state laws of similar effect or any other law purporting to regulate discrimination as to the terms and conditions of employment, employment contractual rights or common law torts. Executive will have at least 21 days, but no more than 45 days, to review this Agreement (and attachments) and has had opportunity to consult with counsel prior to agreeing to the terms of the Agreement. Executive acknowledges that the consideration for the waiver of rights is the termination benefits set out in Sections 3, 4 and 11 herein and that such termination benefits would not otherwise be provided to Executive.

20. PAYMENTS TO KEY EMPLOYEES.

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A of the Code, no payment to be made to a key employee (within the meaning of Section 409A of the Code which defines a “key employee” as an employee who, at any time during the plan year, is (i) an officer of the employer having an annual compensation greater than $145,000, with such amounts indexed each year in accordance with IRS guidelines; (ii) a 5-percent owner of the employer; or (iii) a 1-percent owner of the employer having an annual compensation from the employer of more than $150,000) on or after the date of his termination of service shall be made sooner than six (6) months after such termination of service; provided, however, that to the extent such six (6) month delay is imposed by Section 409A of the Code as a result of a Change of Control as defined in Section 2(b), the payment shall be paid into a rabbi trust for the benefit of Executive as if the six (6) month delay was not imposed with such amounts then being distributed to Executive as soon as permissible under Section 409A of the Code; provided further, that to the extent such six (6) month delay is imposed by Section 409A of the Code unrelated to a Change in Control as defined in Section 2(b) of this Agreement, the payment shall be made directly to Executive as soon as permissible under Section 409A of the Code.

21. INVOLUNTARY TERMINATION PAYMENTS TO EMPLOYEES (SAFE HARBOR).

The parties understand, in the event a payment is made to an employee upon an involuntary termination of service, as defined in Treasury Regulation Section 1.409A-1(n)(2)(ii), such payment will not be subject to Section 409A of the Code provided that such payment does not exceed two (2) times the lesser of (i) the sum of Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of service occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A of the Code. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6) month wait-period imposed by Section 409A of the Code as provided in Section 20 of this Agreement. Executive, the Holding Company and the Bank agree that the termination benefits described in this Section 21 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service, and thus the Safe Harbor portion of the payments to Executive under this Agreement shall be made within thirty (30) days following the termination event, with the remainder in excess of the Safe Harbor Amount to be paid as otherwise permitted under Section 409A of the Code.

22. COUNTERPARTS.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SIGNATURES

IN WITNESS WHEREOF, PFF Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, on the          day of                     .

ATTEST:	PFF BANCORP, INC.

Secretary	By:

[SEAL]

I,                 , acknowledge that I am Executive referred to herein and that I have carefully reviewed the entire Agreement having taken particular care to review Section 19 herein and acknowledge my understanding of the language used in Section 19.

WITNESS: